UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 27, 2013

ALLIED NEVADA GOLD CORP.
(Exact name of Registrant as Specified in Its Charter)

Delaware	1-33119	20-5597115
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9790 Gateway Drive, Suite 200 Reno, Nevada	89521
(Address of principal executive offices)	(Zip Code)
(775) 358-4455
(Registrant’s Telephone Number, Including Area Code)
n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On December 27, 2013, Allied Nevada Gold Corp. (the “Company”) entered into the Second Amended and Restated Credit Agreement (the "Credit Agreement") with The Bank of Nova Scotia, as administrative agent and lender (the "Administrative Agent") and certain other lenders from time to time. The Credit Agreement amends and restates in its entirety the Amended and Restated Credit Agreement ("Prior Agreement") dated as of October 31, 2012 among the Company, the Administrative Agent, and certain other lenders. Commonwealth Bank of Australia, National Bank of Canada, and Société Générale (Canada Branch), who were lenders under the Prior Agreement, are not lenders under the Credit Agreement.
The aggregate amount available to the Company from time to time under the Credit Agreement is determined by a Borrowing Base (as defined in the Credit Agreement) that makes up to $40.0 million available (a reduction from the $120.0 million available under the Prior Agreement) to the Company depending upon the value of the gold and silver in the Company's ore on leach pads, in-process, and finished goods inventories less estimated remaining processing and selling costs. Borrowings under the Credit Agreement's revolving credit facility bear interest per annum at either LIBOR plus 450 basis points ("bps") or at an Alternate Base Rate, as defined in the Credit Agreement, plus 350 bps. Financial letters of credit and non-financial letters of credit bear interest per annum at 4.50% and 2.50%, respectively. The Credit Agreement continues to be collateralized by substantially all of the Company's assets and matures on April 30, 2016, unless extended in accordance with the terms of Credit Agreement. The Credit Agreement contains an accordion feature which permits the credit available to be increased to up to $75.0 million through the addition of additional lenders.
In connection with entering into the Credit Agreement, the Company also entered into an Amendment Agreement and Credit Support Annex to the ISDA Master Agreement (“ISDA Amendments”) with Société Générale (Canada Branch) and will enter into one with National Bank Canada (the “Lenders”) whereby the Company is required beginning no later than January 10, 2014 to either cash collateralize or post a letter of credit for any amount due to the Lenders for the fair market value of the then current settlement cost of CDN $90.0 million of the cross currency swap which was entered into between the Lenders and the Company in connection with the issuance of the Company’s CDN $400.0 million 8.75% senior notes. Had the Company been required to either cash collateralize or post a letter of credit with the Lenders as of December 27, 2013, the amount tendered would have been approximately $8.2 million. The Company intends to utilize the Credit Agreement to post letters of credit with the Lenders.
    The Credit Agreement contains representations and warranties, events of default, and covenants that are customary for agreements of this type, including financial covenants related to Tangible Net Worth, Minimum Current Ratio, and Minimum Reserve Tail, as such terms are defined in the Credit Agreement. The Company is required to maintain a Tangible Net Worth of $437.0 million plus 25% of positive net income for each quarter ending after September 30, 2013 and a Minimum Current Ratio of 1.25:1.0. The Minimum Reserve Tail covenant requires that at all times the Company will maintain more than 600,000 gold equivalent recoverable ounces in its heap leach reserves after maturity of the Credit Agreement. Certain earnings based financial covenants that were included and defined in the Prior Agreement, specifically the Interest Coverage Ratio and the Leverage Ratio, are not included in the Credit Agreement.
The foregoing description of the Credit Agreement is a summary and is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
See Item 1.01 above which is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.
On December 30, 2013, the Company issued a press release announcing it had entered into the Credit Agreement. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.
In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01 including the press release attached as Exhibit 99.1 hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Exhibit

10.1	Second Amended and Restated Credit Agreement, dated as of December 27, 2013, between Allied Nevada Gold Corp. and The Bank of Nova Scotia.
99.1	Press release of Allied Nevada Gold Corp. dated December 30, 2013.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 30, 2013	Allied Nevada Gold Corp.

	By:	/s/ Stephen M. Jones
Stephen M. Jones
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit

10.1	Second Amended and Restated Credit Agreement, dated as of December 27, 2013, between Allied Nevada Gold Corp. and The Bank of Nova Scotia.
99.1	Press release of Allied Nevada Gold Corp. dated December 30, 2013.